Exhibit 2.1

ASSET PURCHASE AGREEMENT

by and among

YANBAL USA, INC.,

CHARLES & COLVARD, LTD.

and

CHARLES & COLVARD DIRECT, LLC

dated as of

March 3, 2016

Schedules

Schedule 1.05	Wire Instructions
Schedule 3.02	No Conflicts; Consents
Schedule 3.05(a)	Assigned Contracts
Schedule 3.05(b)	Deposits Related to Assigned Contracts
Schedule 3.10	Employment
Schedule 3.11	Brokers

ASSET PURCHASE AGREEMENT

This Asset Purchase Agreement (this “Agreement”), dated as of March 3, 2016, is entered into by and among Yanbal USA, Inc., a Florida corporation (“Buyer”), Charles & Colvard, Ltd., a North Carolina corporation (“Parent”), and Charles & Colvard Direct, LLC, a North Carolina limited liability company and wholly-owned subsidiary of Parent (“Seller”).

RECITALS

WHEREAS, Parent and Seller wish to sell and assign to Buyer, and Buyer wishes to purchase and assume from Parent and Seller, the rights and obligations of Parent and Seller to the Purchased Assets and the Assumed Liabilities (as defined herein), subject to the terms and conditions set forth herein.

NOW, THEREFORE, in consideration of the mutual covenants and agreements hereinafter set forth and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto, intending to become legally bound, hereby agree as follows:

ARTICLE I
PURCHASE AND SALE

Section 1.01         Purchase and Sale of Assets.

(a)           Subject to the terms and conditions set forth herein, Parent and Seller shall sell, assign, transfer, convey and deliver to Buyer, and Buyer shall purchase from Parent and Seller, free and clear of all encumbrances, all of Parent’s and Seller’s right, title and interest in the assets set forth in this Section 1.01 (the “Purchased Assets”):

(i)           inventory: a credit to be used for $250,000 in existing non-moissanite and moissanite inventory as of the closing date, consisting of Seller’s current jewelry offered under the “Lulu Avenue” trademarks (the “Inventory Credit”); provided, however, that all items will be valued at cost for purposes of the Inventory Credit; provided, further, that the Inventory Credit shall not be applied to any marketing collateral such as packaging and catalogs; provided, further, that if Buyer uses the entirety of the Inventory Credit, Buyer will be entitled to buy, to the extent in-stock by Parent, additional inventory from Parent at cost until the Expiration Time; provided, further, that to the extent Buyer has any remaining amount of Inventory Credit, Buyer will be entitled to order additional inventory up to the full amount of the Inventory Credit until the Expiration Time;

(ii)           all existing marketing collateral such as packaging and catalogs for Seller’s current jewelry offered under the “Lulu Avenue” trademarks as of the Closing Date;

(iii)           all Assigned Contracts (as defined in Section 3.05);

(iv)           (A) a complete list of all of Seller’s Style Advisors registered as such since March 1, 2014 through the Closing Date, regardless of whether or not such Style Advisors have been active, which list includes all contact information that Parent and Seller have for Style Advisors, such as each person´s complete name, address, phone number, email address and ID number as assigned by Seller (the “Style Advisor List” and the persons listed on the Style Advisor List, the “Style Advisors”) and (B) all rights, contractual or otherwise, of Seller or Parent enforceable against the Style Advisors;

(v)           a complete list of all customers who have purchased any products in the Direct Selling Business (as defined below), which customers are not also included in the Style Advisors list, which list includes all contact information that Parent and Seller have for the customers, such as each person´s complete name, address, phone number and email address (the “Customer List” and the persons listed on the Customer List, the “Customers”);

(vi)           all intellectual property rights owned by Parent and Seller and used or held for use solely in connection with the operation of Seller’s Direct Selling Business of the sale of fashion jewelry and related products and services in the United States, including all trademarks, service marks, trade names, service names, copyrights, logos, internet domain name registrations and corporate names and general intangibles of a like nature and all materials listed on Schedule 1.01(a)(vi), together with the goodwill associated with any of the foregoing (the “Transferred Intellectual Property”), but excluding the “Lulu Avenue” and “Love Knot” trademarks and other “Lulu Avenue” specific intellectual property such as the domain name www.luluavenue.com and all content located on such website (the “Lulu Intellectual Property”);

(vii)           all of Seller’s books and records (except for corporate minute books), files, promotional, advertising and marketing materials used or held for use solely in connection with the operation of Seller’s Direct Selling Business of the sale of fashion jewelry and related products and services in the United States; and

(viii)           all prepaid expenses, credits, advance payments and deposits of Seller or Parent related to the Assigned Contracts and to the City of Raleigh as set forth on Schedule 3.5(b).

(b)           Nothing in this Agreement shall be construed as an attempt by Parent or Seller to assign any Purchased Asset that by its terms or by applicable law is not assignable without the consent of a third party or a governmental entity (a “Nonassignable Asset”) unless and until such consent shall have been obtained. Parent and Seller shall use commercially reasonable efforts to secure the required consents with respect to any Nonassignable Assets at or prior to Closing (as defined herein). Buyer shall cooperate with Seller and Parent to obtain such consents promptly. To the extent permitted by applicable law, in the event consents to the assignment thereof cannot be obtained, such Nonassignable Assets shall be held, as of and from the Closing Date, by Seller or its designee in trust for Buyer and the covenants and obligations thereunder shall be performed by Buyer in Seller’s or its designee’s name and all benefits and obligations existing thereunder shall be for Buyer’s account. Seller shall take or cause to be taken at Buyer’s expense such actions in its name or otherwise as Buyer may reasonably request so as to provide Buyer with the benefits of the Nonassignable Assets and to effect collection of money or other consideration that becomes due and payable under the Nonassignable Assets, and Seller or its designee shall promptly pay over to Buyer all money or other consideration received by it in respect of all Nonassignable Assets. As of and from the Closing Date, Parent and Seller authorizes Buyer, to the extent permitted by applicable law and the terms of the Nonassignable Assets, at Buyer’s expense, to perform all of the obligations and receive all of the benefits of Seller or its designee under the Nonassignable Assets, and Buyer agrees to indemnify and hold Parent and Seller and their respective affiliates, agents, successors and assigns harmless from and against any and all liabilities based upon, arising out of or relating to Buyer’s performance of, or failure to perform, such obligations under the Nonassignable Assets. If the applicable consent is obtained following the Closing, then the parties shall promptly enter into an assignment and assumption agreement or other appropriate transfer documentation for such Nonassignable Asset, and thereafter such Nonassignable Asset shall be deemed to be a “Purchased Asset” for all purposes under this Agreement.

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(c)           The non-moissanite inventory to which the Inventory Credit applies (the “Non-Moissanite Inventory”) is located at a third-party fulfillment center. The moissanite inventory to which the Inventory Credit applies (the “Moissanite Inventory”) is located at Parent’s facility. Subject to Section 1.01(d), from the Closing Date until midnight Eastern Time on July 31, 2016 (the “Expiration Time”), Parent will make available to Buyer the Non-Moissanite Inventory pursuant to the Inventory Credit as part of the Transition Services Agreement. From the Closing Date until the Expiration Time, Parent will make available to Buyer the Moissanite Inventory pursuant to the Inventory Credit appearing in the current Lulu Avenue Catalog via a drop-ship arrangements; provided, however, that Buyer shall reimburse Parent for all associated shipping and handling costs.

(d)           Except for an additional $30,000 USD of non-moissanite and moissanite inventory that Seller shall order prior to the Closing Date and will pay for on the normal terms and conditions with its supplier, neither Parent nor Seller shall be obligated to reorder any jewelry or Lulu marketing collateral that sells out or is used by Buyer prior to the Expiration Time (an “Out of Inventory Item”). At Buyer’s request and upon payment by Buyer for an item at Seller’s cost, Seller shall order any Out of Inventory Item for the account of Buyer.

(e)           Seller agrees and acknowledges that it has on hand at the Closing at least $250,000 USD worth of inventory to which the Inventory Credit will apply.

(f)           As of the Expiration Time, the License Agreement and the Inventory Credit shall expire. After the Closing, neither Parent nor Seller shall engage in the direct selling business for non-moissanite jewelry as currently defined and interpreted by the Direct Selling Association (“a method of marketing and retailing goods and services directly to their consumers, in their home or in any other location away from permanent retail premises”), provided that, for the avoidance of doubt, the direct selling business shall not include engaging in business through ecommerce, mobile, or television channels (the “Direct Selling Business”). Furthermore, from and after the Closing, none of Parent, Seller or any of their respective affiliates will, directly or indirectly, solicit or attempt to solicit, with the intent or purposes to enter into a commercial transaction, any of the Style Advisors or Customers; provided, however, that this Section 1.01(f) shall not apply to purchases by Customers of any products or services provided by Parent or Seller to the extent that such purchases were not, directly or indirectly, the result of any solicitation made by Parent or Seller but rather were solely the result of Customer initiative. For the avoidance of doubt, neither Parent nor Seller shall have the right to use or access the Style Advisor List or the Customer List to sell any persons listed thereon moissanite through a Direct Selling Business. The parties agree that irreparable damage would occur in the event that any of the provisions of this Section 1.01(f) were not performed in accordance with their specific terms or otherwise materially breached. Accordingly, Buyer shall be entitled to an injunction or injunctions to prevent material breaches of this Section 1.01(f) and to enforce specifically the terms and provisions of this Section 1.01(f), in addition to any other remedy to which it is entitled at law or in equity.

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Section 1.02         Excluded Assets. Notwithstanding the foregoing, the Purchased Assets shall not include the following assets (the “Excluded Assets”):

(a)           all cash, cash equivalents, bank deposits, investment accounts, lockboxes, certificates of deposit, marketable securities, bank accounts, corporate credit cards and other similar cash items of Parent and Seller;

(b)           all contracts to which Parent or Seller is a party that are not Assigned Contracts;

(c)           the Lulu Intellectual Property;

(d)           all billed and unbilled accounts receivable of Parent and Seller and all correspondence with respect thereto, including, without limitation, all trade accounts receivable, notes receivable from customers and all other obligations from customers with respect to sales of goods or services, whether or not evidenced by a note;

(e)           all real property interests of Parent and Seller in owned, leased or subleased real property, and all fixtures and leasehold improvements related thereto;

(f)           all insurance policies, binders and claims of Parent and Seller and rights thereunder and proceeds thereof;

(g)           all rights of Parent and Seller to refunds, credits or similar benefits relating to taxes and other governmental charges of whatever nature for periods ending before the Closing Date;

(h)           all rights, refunds, claims, credits, causes of action or rights of set-off of Parent and Seller against third parties to the extent relating to or arising from the Excluded Assets; and

(i)           all assets not specifically identified as Purchased Assets in Section 1.01(a).

Section 1.03         Assumption of Liabilities. Subject to the terms and conditions set forth herein, Buyer shall assume and agree to pay, perform and discharge the following liabilities and obligations (collectively, the “Assumed Liabilities”):

(a)           all liabilities and obligations arising under or relating to the Assigned Contracts but only to the extent that such liabilities thereunder are required to be performed after the Closing Date and do not relate to any failure to perform, improper performance, warranty or other breach, default or violation by Seller or Parent on or prior to the Closing; and

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(b)           all other liabilities and obligations arising out of or relating to Buyer’s ownership of the Purchased Assets after the Closing.

Section 1.04         Excluded Liabilities. Notwithstanding the provisions of Section 1.03 or any other provision in this Agreement to the contrary, Buyer shall not assume and shall not be responsible to pay, perform or discharge any liabilities of Seller, Parent or any of their affiliates of any kind or nature whatsoever other than the Assumed Liabilities (the “Excluded Liabilities”). Seller and Parent, as applicable, shall, and shall cause each of their affiliates to, pay and satisfy in due course all Excluded Liabilities which they are obligated to pay and satisfy.

Section 1.05         Purchase Price. The aggregate purchase price (the “Purchase Price”) for the Purchased Assets shall be Five Hundred Thousand Dollars (U.S.$500,000) (the “Purchase Price”). Buyer shall pay the Purchase Price to Seller at the Closing pursuant to the wire transfer instructions attached hereto as Schedule 1.05.

ARTICLE II
CLOSING

Section 2.01         Closing. The closing of the transactions contemplated by this Agreement (the “Closing”) shall take place simultaneously with the execution and delivery of this Agreement and delivery of the Closing deliverables pursuant to Section 2.02 on the date of this Agreement (the “Closing Date”) remotely by mail, facsimile, electronic mail and/or wire transfer, in each case to the extent reasonably acceptable to the parties hereto, or at such place and in such other manner as is mutually acceptable to Buyer and Seller. The consummation of the transactions contemplated by this Agreement shall be deemed to occur at 12:01 a.m. on the Closing Date.

Section 2.02          Closing Deliverables.

(a)           At the Closing, Parent and Seller shall deliver or cause to be delivered to Buyer the following:

(i)           a bill of sale in a form satisfactory to the parties hereto (the “Bill of Sale”) and duly executed by Parent and Seller, transferring the Purchased Assets to Buyer;

(ii)           an assignment and assumption agreement in a form satisfactory to the parties hereto (the “Assignment and Assumption Agreement”) and duly executed by Parent and Seller, effecting the assignment to and assumption by Buyer of the Purchased Assets and the Assumed Liabilities;

(iii)           an assignment in a form satisfactory to the parties hereto (the “Intellectual Property Assignment”) and duly executed by Parent and Seller, transferring all of Parent’s and Seller’s right, title and interest in and to the trademark registrations, copyright registrations and domain name registrations included in the Purchased Assets to Buyer;

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(iv)           a Transition Services Agreement in a form satisfactory to the parties hereto (the “Transition Services Agreement”) and duly executed by Parent and Seller;

(v)           a License Agreement in a form satisfactory to the parties hereto (the “License Agreement”) and duly executed by Parent and Seller;

(vi)           a certificate of the Secretary or Assistant Secretary (or equivalent officer) of Seller certifying as to (A) the resolutions of the member and/or board of managers of Seller, duly adopted and in effect, which authorize the execution, delivery and performance of this Agreement and the transactions contemplated hereby, and (B) the names and signatures of the officers of Seller authorized to sign this Agreement and the documents to be delivered hereunder; and

(vii)           the Style Advisor List and the Customer List.

(b)           At the Closing, Buyer shall deliver to Seller the following:

(i)           the Purchase Price (which shall be paid pursuant to the wire transfer instructions attached hereto as Schedule 1.05);

(ii)           the Assignment and Assumption Agreement duly executed by Buyer;

(iii)           the Transition Services Agreement duly executed by Buyer;

(iv)           the License Agreement duly executed by Buyer;

(v)           evidence of satisfactory employment arrangements between Buyer and each of Michelle Jones, Emily Trainor and Steve Neeson; and

(vi)           a certificate of the Secretary or Assistant Secretary (or equivalent officer) of Buyer certifying as to (A) the resolutions of the board of directors of Buyer, duly adopted and in effect, which authorize the execution, delivery and performance of this Agreement and the transactions contemplated hereby, and (B) the names and signatures of the officers of Buyer authorized to sign this Agreement and the documents to be delivered hereunder.

ARTICLE III
REPRESENTATIONS AND WARRANTIES OF PARENT AND SELLER

Parent and Seller, jointly and severally, represent and warrant to Buyer that the statements contained in this Article III are true and correct as of the date hereof. For purposes of this Article III, “Seller’s knowledge,” “knowledge of Seller” and any similar phrases shall mean the actual knowledge of the officers of Parent, after reasonable inquiry and investigation.

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Section 3.01         Organization and Authority of Parent Seller; Enforceability. Parent is a corporation duly organized, validly existing and in good standing under the laws of the State of North Carolina. Seller is a limited liability company duly organized, validly existing and in good standing under the laws of the State of North Carolina. Seller is duly qualified to do business and is in good standing in North Carolina and each other jurisdiction in which the character or location of the properties owned or leased by it or the nature of the business conducted by it makes such qualification necessary under applicable law. Each of Parent and Seller has requisite power and authority to enter into this Agreement and the documents to be delivered hereunder, to carry out its obligations hereunder and to consummate the transactions contemplated hereby and thereby. The execution, delivery and performance by each of Parent and Seller of this Agreement and the documents to be delivered hereunder and the consummation of the transactions contemplated hereby and thereby have been duly authorized by all requisite action on the part of each of Parent and Seller. This Agreement and the documents to be delivered hereunder have been duly executed and delivered by each of Parent and Seller, and (assuming due authorization, execution and delivery by each other party hereto) this Agreement and the documents to be delivered hereunder constitutes the legal, valid and binding obligation of each of Parent and Seller, enforceable against each of Parent and Seller in accordance with their respective terms, subject to the effect of any applicable bankruptcy, insolvency, reorganization, moratorium or similar laws affecting the rights and remedies of creditors generally and the exercise of judicial or administrative discretion in accordance general equitable principles.

Section 3.02         No Conflicts; Consents. The execution, delivery and performance by Parent and Seller of this Agreement and the documents to be delivered hereunder, and the consummation of the transactions contemplated hereby and thereby, do not and will not: (a) violate or conflict with the operating agreement or similar formation or governing documents and instruments of Parent or Seller; (b) violate or conflict with any judgment, order, decree, statute, law, ordinance, rule or regulation applicable to Parent, Seller or the Purchased Assets; (c) conflict with, or result in (with or without notice or lapse of time or both) any violation of, or default under, or give rise to a right of termination, acceleration or modification of any obligation or loss of any benefit under any contract or other instrument to which Parent or Seller is a party or to which any of the Purchased Assets are subject; or (d) result in the creation or imposition of any encumbrance on the Purchased Assets. Except as set forth in Schedule 3.02, no consent, approval, waiver or authorization is required to be obtained by Parent or Seller from any Person in connection with the execution, delivery and performance by Parent or Seller of this Agreement and the documents to be delivered hereunder and the consummation of the transactions contemplated hereby and thereby. “Person” means one or more of any individual, corporation, partnership, limited partnership, limited liability company, trust, joint venture, association, unincorporated organization or other entity.

Section 3.03         Title to Purchased Assets. Seller owns and has good and marketable title to the Purchased Assets, and all of the Purchased Assets are free and clear of all liens and encumbrances.

Section 3.04         Taxes. Each of Parent and Seller has duly and timely filed with the appropriate governmental agencies all tax and other returns and reports required by any applicable law to be filed by it. All taxes due, owing and payable, or which may be due, owing and payable, by Parent or Seller have been fully paid or will be fully paid following the Closing.

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Section 3.05         Assigned Contracts.

(a)           Schedule 3.05(a) includes each contract included in the Purchased Assets and being assigned to and assumed by Buyer (the “Assigned Contracts”). Each Assigned Contract is freely assignable by Parent and Seller and is valid and binding on Parent or Seller, as applicable, in accordance with its terms and is in full force and effect, subject to the effect of any applicable bankruptcy, insolvency, reorganization, moratorium or similar laws affecting the rights and remedies of creditors generally and the exercise of judicial or administrative discretion in accordance with general equitable principles. None of Parent, Seller or, to Seller’s knowledge, any other party thereto is in breach of or default under (or is alleged to be in breach of or default under), or has provided or received any notice of any intention to terminate, any Assigned Contract.

(b)           The information set forth on Schedule 3.05(b) attached hereto is true and correct.

Section 3.06         Non-foreign Status. Neither Parent nor Seller is a “foreign person” as that term is used in Treasury Regulations Section 1.1445-2.

Section 3.07         Compliance With Laws. Each of Parent and Seller is in compliance in all material respects with all applicable federal, state and local laws and regulations applicable to ownership and use of the Purchased Assets.

Section 3.08         Legal Proceedings. There is no claim, action, suit, proceeding or governmental investigation (“Action”) of any nature pending or, to Seller’s knowledge, threatened against or by Parent or Seller (a) relating to or affecting the Purchased Assets or the Assumed Liabilities or (b) that challenges or seeks to prevent, enjoin or otherwise delay the transactions contemplated by this Agreement. No event has occurred or circumstances exist that may give rise to, or serve as a basis for, any such Action.

Section 3.09         Intellectual Property.

(a)           Schedule 3.09 contains an accurate and complete list of all Transferred Intellectual Property. Seller owns and possesses the entire right, title and interest in and to all Transferred Intellectual Property set forth on Schedule 3.09.

(b)           To Seller’s knowledge, the conduct of the business of Seller as currently conducted does not infringe, misappropriate, dilute or otherwise violate the intellectual property of any Person. Notwithstanding anything to the contrary in this Agreement, this Section 3.09 constitutes the sole representation and warranty of Parent and Seller under this Agreement with respect to any actual or alleged infringement, misappropriation or other violation by Parent or Seller of any intellectual property of any other Person.

Section 3.10        Employment. Each of Parent and Seller has complied in all material respects with all laws relating to the employment of labor, including provisions relating to wages, hours, collective bargaining, and the payment of unemployment, workers’ compensation, Social Security, payroll, withholding and similar taxes, and is not liable for any arrears of wages, compensation fund contributions or any taxes or penalties for failure to comply with such laws. No employee of Seller has given any notice or made any threat to cancel or otherwise terminate his or her relationship with Seller. Schedule 3.10 contains a list of the Identified Employees (as defined in the Transition Services Agreement) and each of Emily Trainor and Steve Neeson, and sets forth for each such individual the following: (i) name; (ii) title or position (including whether full or part time); (iii) hire date (with respect to Michelle Jones, Emily Trainor and Steve Neeson) (iv) current annual base compensation rate; (v) commission, bonus or other incentive-based compensation; and (vi) severance or other payments payable by Seller upon the termination of such individual’s employment (which payments are the sole responsibility of Seller). The representations and warranties set forth in this Section 3.10 are Parent’s and Seller’s sole and exclusive representations and warranties regarding employment matters.

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Section 3.11        Brokers. Except as set forth on Schedule 3.11, no broker, finder or investment banker is entitled to any brokerage, finder’s or other fee or commission in connection with the transactions contemplated by this Agreement based upon arrangements made by or on behalf of Parent or Seller.

Section 3.12        Style Advisor List. The Style Advisor List is accurate and complete.

Section 3.13        Disclaimer of Warranties. Neither Parent nor Seller makes any representation or warranty to Buyer, express or implied, with respect to the Purchased Assets or the Assumed Liabilities, including any representation or warranty as to merchantability, fitness for a particular purpose, future results or otherwise, other than as expressly provided in this Agreement. Without limiting the foregoing, Seller does not make any representation or warranty to Buyer, express or implied, with respect to any management presentations, functional “break-out” discussions, responses to questions submitted on behalf of Buyer or any information made available in any data room or any other information or documents, whether written or oral, in each case made available to Buyer or its counsel, accountants or advisors, with respect to the Purchased Assets, in each case except as set forth in this Agreement and the transaction documents, including any certificates delivered in connection herewith or therewith.

ARTICLE IV
REPRESENTATIONS AND WARRANTIES OF BUYER

Buyer represents and warrants to Parent and Seller that the statements contained in this Article IV are true and correct as of the date hereof. For purposes of this Article IV, “Buyer’s knowledge,” “knowledge of Buyer” and any similar phrases shall mean the actual knowledge of the actual knowledge of the officers of Buyer, after reasonable inquiry and investigation.

Section 4.01        Organization and Authority of Buyer; Enforceability. Buyer is a corporation duly organized, validly existing and in good standing under the laws of the State of Florida. Buyer has full corporate power and authority to enter into this Agreement and the documents to be delivered hereunder, to carry out its obligations hereunder and to consummate the transactions contemplated hereby and thereby. The execution, delivery and performance by Buyer of this Agreement and the documents to be delivered hereunder and the consummation of the transactions contemplated hereby and thereby have been duly authorized by all requisite corporate action on the part of Buyer. This Agreement and the documents to be delivered hereunder have been duly executed and delivered by Buyer, and (assuming due authorization, execution and delivery by each other party hereto) this Agreement and the documents to be delivered hereunder constitutes the legal, valid and binding obligation of Buyer, enforceable against Buyer in accordance with their respective terms, subject to the effect of any applicable bankruptcy, insolvency, reorganization, moratorium or similar laws affecting the rights and remedies of creditors generally and the exercise of judicial or administrative discretion in accordance general equitable principles.

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Section 4.02        No Conflicts; Consents. The execution, delivery and performance by Buyer of this Agreement and the documents to be delivered hereunder, and the consummation of the transactions contemplated hereby and thereby, do not and will not: (a) violate or conflict with the certificate of incorporation, by-laws or other organizational documents of Buyer or (b) violate or conflict with any judgment, order, decree, statute, law, ordinance, rule or regulation applicable to Buyer. No consent, approval, waiver or authorization is required to be obtained by Buyer from any Person in connection with the execution, delivery and performance by Buyer of this Agreement and the documents to be delivered hereunder and the consummation of the transactions contemplated hereby and thereby.

Section 4.03        Legal Proceedings. There is no Action of any nature pending or, to Buyer’s knowledge, threatened against or by Buyer that challenges or seeks to prevent, enjoin or otherwise delay the transactions contemplated by this Agreement. No event has occurred or circumstances exist that may give rise to, or serve as a basis for, any such Action.

Section 4.04        Brokers. No broker, finder or investment banker is entitled to any brokerage, finder’s or other fee or commission in connection with the transactions contemplated by this Agreement based upon arrangements made by or on behalf of Buyer.

Section 4.05        Sufficient Funds. Buyer has or has access to sufficient funds to make all payments when due pursuant to this Agreement.

ARTICLE V
COVENANTS

Section 5.01        Public Announcements. Unless otherwise required by applicable law, including without limitation by the rules or regulations of the U.S. Securities and Exchange Commission, no party shall make any public announcement regarding this Agreement or the transactions contemplated hereby without the prior written consent of the other parties (which consent shall not be unreasonably withheld or delayed). Notwithstanding the foregoing sentence, the parties hereby acknowledge and agree that, on March 8, 2016, Parent shall (a) publicly announce the transactions contemplated by this Agreement, including via a press release and a discussion during an earnings call, and (b) file a Current Report on Form 8-K with United States Securities and Exchange Commission disclosing the transactions contemplated by this Agreement.

Section 5.02        Lulu Intellectual Property. Neither Parent nor Seller shall use the Lulu Intellectual Property until the Expiration Time and thereafter.

Section 5.03        Assigned Contracts. The parties hereby acknowledge and agree to take such actions as are necessary to assign the Assigned Contracts to Buyer. Notwithstanding the foregoing, (a) Seller shall be responsible to pay, and shall pay, an additional $35,000 pursuant to agreement between Seller and Incentive Travel House, Inc., dated as of April 14, 2015 (the “Incentive Trip Contract”), and (b) Buyer shall be responsible to pay, and shall pay, all remaining payments required pursuant to the Incentive Trip Contract.

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Section 5.04        Bulk Sales Laws. Seller shall be responsible for any bulk sales, bulk transfer or similar laws of any jurisdiction that may otherwise be applicable with respect to the sale of any or all of the Purchased Assets to Buyer. Seller shall defend, indemnify and hold harmless Buyer from and against all Damages (as defined below) incurred by Buyer in respect of such bulk sales, bulk transfer or similar laws.

Section 5.05        Transfer Taxes. All transfer, documentary, sales, use, stamp, registration, value added and other such taxes and fees (including any penalties and interest) incurred in connection with this Agreement and the documents to be delivered hereunder shall be borne and paid by Seller when due. Seller shall, at its own expense, timely file any tax return or other document with respect to such taxes or fees (and Buyer shall cooperate with respect thereto as necessary).

Section 5.06        Non-Disparagement. Following the Closing, neither Buyer, on the one hand, nor Parent or Seller, on the other hand, shall make, or permit any of its affiliates or any of their respective directors, officers, managers, employees, agents or affiliates to make, any public or private statements, writings, gestures, signs, signals or other verbal or nonverbal communications, whether directly or indirectly, that disparages or otherwise causes harm to the “Lulu Avenue” brand or to Buyer’s trademarks. Notwithstanding the foregoing, this Section 5.06 shall not apply to any statements (whether written or oral) by Parent or its directors, officers or representatives in connection with any filing with the United States Securities and Exchange Commission or any earnings call or press release.

Section 5.07        Further Assurances. Following the Closing, each of the parties hereto shall execute and deliver such additional documents, instruments, conveyances and assurances and take such further actions as may be reasonably required to carry out the provisions hereof and give effect to the transactions contemplated by this Agreement and the documents to be delivered hereunder.

Section 5.08        Non-Competition Waiver. Following the Closing, Parent hereby waives any non-competition and non-solicitation obligations with respect to any of Michelle Jones, Emily Trainor and Steve Neeson, provided that, except for Buyer’s sale of Moissanite Inventory until the Expiration Time pursuant to Section 1.01(c), this waiver shall not apply to the utilization of any distribution channel or product development by Michelle Jones for any moissanite owned or produced by any person or entity other than Parent.

ARTICLE VI
INDEMNIFICATION

Section 6.01        Survival. Subject to Section 6.06, all representations, warranties, covenants and agreements contained herein and all related rights to indemnification shall survive the Closing.

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Section 6.02        Indemnification By Parent and Seller. Subject to the other terms and conditions of this Article VI, Parent and Seller, jointly and severally, shall defend, indemnify and hold harmless Buyer, its affiliates and their respective directors, officers and employees from and against all claims, judgments, damages, liabilities, settlements, losses, costs and expenses, including reasonable attorneys’ fees and disbursements (“Damages”), arising from or relating to:

(a)           any inaccuracy in or breach of any of the representations or warranties of Parent or Seller contained in this Agreement or any document to be delivered hereunder;

(b)           any breach or non-fulfilment of any covenant, agreement or obligation to be performed by Parent or Seller pursuant to this Agreement or any document to be delivered hereunder;

(c)           any Excluded Asset or Excluded Liability;

(d)           any third party claim based upon, resulting from or arising out of the business, operations, properties, assets or obligations of Seller, Parent or any of their respective affiliates (other than the Purchased Assets or Assumed Liabilities) conducted, existing or arising on or prior to the Closing Date;

(e)           any taxes relating to the Purchased Assets for any Pre-Closing Tax Period; or

(f)           any Damages arising out of Seller’s and/or Parent’s assignment of the Assigned Contracts to the extent such Assigned Contracts require the consent of counterparty thereto and such consent has not been obtained as of the Closing.

For purposes of this Section 6.02, (i) “Pre-Closing Tax Period” means any taxable period ending on or before the Closing and the portion of any Straddle Period ending on the Closing, and (ii) “Straddle Period” means any taxable period that includes (but does not end on) the Closing Date.

Section 6.03        Indemnification By Buyer. Subject to the other terms and conditions of this Article VI, Buyer shall defend, indemnify and hold harmless Parent, Seller, their affiliates and their respective directors, officers and employees from and against all Damages, arising from or relating to:

(a)           any inaccuracy in or breach of any of the representations or warranties of Buyer contained in this Agreement or any document to be delivered hereunder;

(b)           any breach or non-fulfilment of any covenant, agreement or obligation to be performed by Buyer pursuant to this Agreement or any document to be delivered hereunder; or

(c)           any Assumed Liability.

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Section 6.04        Indemnification Procedures. Whenever any claim shall arise for indemnification hereunder, the party entitled to indemnification (the “Indemnified Party”) shall promptly provide written notice of such claim to the other party (the “Indemnifying Party”). In connection with any claim giving rise to indemnity hereunder resulting from or arising out of any Action by a Person who is not a party to this Agreement, the Indemnifying Party, at its sole cost and expense and upon written notice to the Indemnified Party, may assume the defense of any such Action with counsel reasonably satisfactory to the Indemnified Party. The Indemnified Party shall be entitled to participate in the defense of any such Action, with its counsel and at its own cost and expense. If the Indemnifying Party does not assume the defense of any such Action, the Indemnified Party may, but shall not be obligated to, defend against such Action in such manner as it may deem appropriate. Notwithstanding any other provision of this Agreement, the Indemnifying Party shall not enter into settlement of any Action without the prior written consent of the Indemnified Party (which consent shall not be unreasonably withheld or delayed), except as provided in this Section 6.04. If a firm offer is made to settle an Action without leading to liability or the creation of a financial or other obligation on the part of the Indemnified Party and provides, in customary form, for the unconditional release of each Indemnified Party from all liabilities and obligations in connection with such Action and the Indemnifying Party desires to accept and agree to such offer, the Indemnifying Party shall give written notice to that effect to the Indemnified Party. If the Indemnified Party fails to consent to such firm offer within ten days after its receipt of such notice, the Indemnified Party may continue to contest or defend such Action and in such event, the maximum liability of the Indemnifying Party as to such Action shall not exceed the amount of such settlement offer. If the Indemnified Party fails to consent to such firm offer and also fails to assume defense of such Action, the Indemnifying Party may settle the Action upon the terms set forth in such firm offer to settle such Action. If the Indemnified Party has assumed the defense pursuant to this Section 6.04, it shall not agree to any settlement without the Indemnified Party’s prior written consent (which consent shall not be unreasonably withheld or delayed).

Section 6.05        Tax Treatment of Indemnification Payments. All indemnification payments made by Parent or Seller under this Agreement shall be treated by the parties as an adjustment to the Purchase Price for tax purposes, unless otherwise required by law.

Section 6.06        Limitations on Indemnification.

(a)           Parent and Seller shall have no liability for a claim pursuant to Section 6.02(a) unless, on or before the first anniversary of the Closing Date, Buyer delivers a notice of an indemnification claim to Parent and Seller pursuant to Section 6.04. Buyer will have no liability for a claim pursuant to Section 6.03(a) unless on or before the first anniversary of the Closing Date, Parent or Seller delivers a notice of an indemnification claim to Buyer pursuant to Section 6.04.

(b)           The maximum liability of Parent and Seller for all claims pursuant to Section 6.02(a) (other than for fraud, intentional misrepresentation or willful misconduct) under this Agreement will be Fifty Thousand Dollars ($50,000) (the “Cap”). The maximum liability of Buyer for all claims pursuant to Section 6.03(a) (other than for fraud, intentional misrepresentation or willful misconduct) under this Agreement will be the Cap.

(c)           Parent and Seller shall have no liability for indemnification under Section 6.02(a) (other than for fraud, intentional misrepresentation or willful misconduct) unless and until the aggregate amount of Damages arising from or relating to all items listed in Section 6.02(a) exceeds Fifteen Thousand Dollars ($15,000) in which event Seller or Parent, as applicable, shall have liability for all such Damages from the first dollar (the “Basket”). . Buyer shall have no liability for indemnification under Section 6.03(a) (other than for fraud, intentional misrepresentation or willful misconduct) unless and until the aggregate amount of Damages arising from or relating to all items listed in Section 6.03(a) exceeds the Basket, in which event Buyer shall have liability for all such Damages from the first dollar.

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(d)           No party shall be liable under this Article VI for any Damages resulting from or relating to any inaccuracy in or breach of any representation or warranty in this Agreement if the party seeking indemnification for such losses or Damages had knowledge of such breach before Closing.

(e)           Notwithstanding any other provision of this Agreement to the contrary, in no event will any party hereto or any of its affiliates be liable for any special, incidental, indirect, exemplary, punitive or consequential damages (including lost profits, loss of goodwill or lost sales) in connection with losses or liabilities arising out of the conduct of such party pursuant to this Agreement unless the nonperforming party was advised of the possibility of such damages.

(f)           From and after the Closing, the indemnification provided pursuant to this Article VI shall be the sole and exclusive remedy hereto for any loss or liability resulting from, with respect to or arising out of any breach or claim in connection with this Agreement and the transactions contemplated hereby, any Schedule hereto and any certificate delivered in connection herewith or therewith, regardless of the cause of action and such parties hereby waive, and release one another from, all other remedies, whether common law or statutory or at equity.

(g)           Notwithstanding any other provision of this Agreement to the contrary, any damages that shall be indemnified by Parent and Seller pursuant to Section 6.02(f) shall not be subject to the Cap or the Basket, but should be equivalent to the sums Buyer is required to pay to the counterparty of an Assigned Contract resulting from the representation of Parent and Seller in Section 3.05.

ARTICLE VII
MISCELLANEOUS

Section 7.01        Expenses. All costs and expenses incurred in connection with this Agreement and the transactions contemplated hereby (other than costs and expenses incurred in connection with a claim for indemnification, which shall be paid by the Indemnifying Party) shall be paid by the party incurring such costs and expenses.

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Section 7.02        Notices. All notices, requests, consents, claims, demands, waivers and other communications hereunder shall be in writing and shall be deemed to have been given (a) when delivered by hand (with written confirmation of receipt); (b) when received by the addressee if sent by a nationally recognized overnight courier (receipt requested); (c) on the date sent by facsimile or e-mail of a PDF document (with confirmation of transmission) if sent during normal business hours of the recipient, and on the next business day if sent after normal business hours of the recipient; or (d) on the third day after the date mailed, by certified or registered mail, return receipt requested, postage prepaid. Such communications must be sent to the respective parties at the following addresses (or at such other address for a party as shall be specified in a notice given in accordance with this Section 7.02):

If to Parent or Seller:	Charles & Colvard, Ltd.

170 Southport Drive

Morrisville, NC 27560

Facsimile: 919-468-0486

E-mail: kmacemore@charlesandcolvard.com

Attention: Kyle Macemore, SVP and CFO

with a copy (which shall not constitute notice) to:

Smith, Anderson, Blount, Dorsett, Mitchell & Jernigan, L.L.P.

150 Fayetteville Street, Suite 2300

Raleigh, NC 27601

Facsimile: 919-821-6800

E-mail: mrosenfeld@smithlaw.com

Attention: Margaret N. Rosenfeld

If to Buyer:	Yanbal USA, Inc.

601 Fairway Dr.

Deerfield Beach, FL 33441

Attention: Alexia Aguirre and Gustavo Marcellini

E-mail:    Alexia.Aguirre@unique-yanbal.com

Gustavo.Marcellini@unique-yanbal.com

With a copy (which shall not constitute notice) to Mauricio Domenzain (E-mail: Mauricio.Domenzain@unique-yanbal.com)

Phone number: 954-360-9955

with a copy (which shall not constitute notice) to:

Cozen & O’Connor

Southeast Financial Center

200 South Biscayne Blvd.

Suite 4410

Facsimile: 786-220-0470

E-mail:    seisenberg@cozen.com

jislami@cozen.com

Miami, FL 33131

Attention: Susan N. Eisenberg

   Jahan S. Islami

Section 7.03        Headings. The headings in this Agreement are for reference only and shall not affect the interpretation of this Agreement.

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Section 7.04        Severability. If any term or provision of this Agreement is invalid, illegal or unenforceable in any jurisdiction, such invalidity, illegality or unenforceability shall not affect any other term or provision of this Agreement or invalidate or render unenforceable such term or provision in any other jurisdiction.

Section 7.05        Entire Agreement. This Agreement and the documents to be delivered hereunder constitute the sole and entire agreement of the parties to this Agreement with respect to the subject matter contained herein and supersede all prior and contemporaneous understandings and agreements, both written and oral, with respect to such subject matter. In the event of any inconsistency between the statements in the body of this Agreement and the documents to be delivered hereunder, the Schedules (other than an exception expressly set forth as such in the Schedules), the statements in the body of this Agreement will control.

Section 7.06        Successors and Assigns. This Agreement shall be binding upon and shall inure to the benefit of the parties hereto and their respective successors and permitted assigns. Neither party may assign its rights or obligations hereunder without the prior written consent of the other party, which consent shall not be unreasonably withheld or delayed. No assignment shall relieve the assigning party of any of its obligations hereunder.

Section 7.07        No Third-party Beneficiaries. Except as provided in Article VI, this Agreement is for the sole benefit of the parties hereto and their respective successors and permitted assigns and nothing herein, express or implied, is intended to or shall confer upon any other Person any legal or equitable right, benefit or remedy of any nature whatsoever under or by reason of this Agreement.

Section 7.08        Amendment and Modification. This Agreement may only be amended, modified or supplemented by an agreement in writing signed by each party hereto.

Section 7.09        Waiver. No waiver by any party of any of the provisions hereof shall be effective unless explicitly set forth in writing and signed by the party so waiving. No waiver by any party shall operate or be construed as a waiver in respect of any failure, breach or default not expressly identified by such written waiver, whether of a similar or different character, and whether occurring before or after that waiver. No failure to exercise, or delay in exercising, any right, remedy, power or privilege arising from this Agreement shall operate or be construed as a waiver thereof; nor shall any single or partial exercise of any right, remedy, power or privilege hereunder preclude any other or further exercise thereof or the exercise of any other right, remedy, power or privilege.

Section 7.10        Governing Law. This Agreement shall be governed by and construed in accordance with the internal laws of the State of North Carolina without giving effect to any choice or conflict of law provision or rule (whether of the State of North Carolina or any other jurisdiction) that would cause the application of laws of any jurisdiction other than those of the State of North Carolina.

Section 7.11        Submission to Jurisdiction. Any legal suit, action or proceeding arising out of or based upon this Agreement or the transactions contemplated hereby may be instituted in any North Carolina or Florida State or federal court sitting in the Eastern District of North Carolina or Southern District of Florida (or, if such court lacks subject matter jurisdiction, in any appropriate North Carolina or Florida State or federal court), and each party irrevocably submits to the exclusive jurisdiction of such courts in any such suit, action or proceeding.

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Section 7.12        Waiver of Jury Trial. Each party acknowledges and agrees that any controversy which may arise under this Agreement is likely to involve complicated and difficult issues and, therefore, each such party irrevocably and unconditionally waives any right it may have to a trial by jury in respect of any legal action arising out of or relating to this Agreement or the transactions contemplated hereby.

Section 7.13        Specific Performance. The parties agree that irreparable damage would occur if any provision of this Agreement were not performed in accordance with the terms hereof and that the parties shall be entitled to specific performance of the terms hereof, in addition to any other remedy to which they are entitled at law or in equity.

Section 7.14        Counterparts. This Agreement may be executed in counterparts, each of which shall be deemed an original, but all of which together shall be deemed to be one and the same agreement. A signed copy of this Agreement delivered by facsimile, electronic mail or other means of electronic transmission shall be deemed to have the same legal effect as delivery of an original signed copy of this Agreement.

[SIGNATURE PAGE FOLLOWS]

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IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed as of the date first written above by their respective officers thereunto duly authorized.

SELLER:

CHARLES & COLVARD DIRECT, LLC

By:	/s/ Suzanne Miglucci
Name: Suzanne Miglucci Title: Manager

PARENT:

CHARLES & COLVARD, LTD.

By:	/s/ Suzanne Miglucci
Name: Suzanne Miglucci Title: Chief Executive Officer

BUYER:

YANBAL USA, INC.

By:	/s/ Alexia Aguirre
Name: Alexia Aguirre Title: New Markets Development Manager